UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): June 28, 2004.

ENCISION, INC.
(Exact name of Registrant as specified in its charter)

Colorado	0-28604	84-1162056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4828 Sterling Dr., Boulder, Colorado		80301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 444-2600

Item 5.    Other Events and Regulation FD Disclosure.

On June 28, 2004, Encision Inc. issued a press release announcing that James A. Bowman had resigned as President and CEO of the company and would also step down from his post on Encision’s board of directors.  The text of the press release is set forth beginning on the following page.

Encision Inc. Announces Resignation of President and
CEO; Appointment of Chairman

Boulder, Colorado, June 28, 2004 — Encision Inc. (Amex: ECI), a medical device company with patented surgical technology emerging as a standard of care in minimally-invasive surgery, announced today that James A. Bowman has resigned as President and CEO of the company.  Mr. Bowman will also step down from his post on Encision’s board of directors.

Vern D. Kornelsen, a current director of Encision, said “We are very grateful to Jim for his hard work and dedication to the company over the past four years, and wish him well in his future endeavors.”  Mr. Kornelsen said that the company’s board of directors has initiated a search for a new CEO.

The Company also announced that Encision’s board of directors appointed Roger C. Odell as Chairman of the Board.  Mr. Odell is a co-founder and Vice President, Business Development of the Company and has been a Director since its inception.  From 1976 until 1991, Mr. Odell was employed at Valleylab in a variety of increasingly responsible engineering capacities, primarily involving electrosurgical products.  Mr. Odell holds an associate of applied science degree in electrical engineering from Alfred State University.

Encision Inc. designs and manufactures innovative surgical devices that allow the surgeon to optimize technique and patient safety during a broad range of surgical procedures.  Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to increase revenues through the Company’s distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

CONTACT:           Marcia McHaffie, Encision Inc., 303-444-2600 ext. 101, mmchaffie@encision.com

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

Encision Inc.

Date: July 1, 2004	/s/ Marcia K. McHaffie
Marcia K. McHaffie
Controller
Principal Accounting Officer